SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.

                                 FORM S-8

                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                         UNITED MOBILE HOMES, INC.
          (Exact name of registrant as specified in its charter)

         New Jersey                          22-1890929
(State or other jurisdiction)      (I.R.S. employer identification no.)

                    125 Wyckoff Road, Eatontown, NJ      07724
           (Address of principal executive offices)  (Zip code)

            UNITED MOBILE HOMES, INC. 1984 STOCK OPTION PLAN
          AND UNITED MOBILE HOMES, INC. 1994 STOCK OPTION PLAN
                         (Full title of the plan)

                          Archer & Greiner, P.C.
          One Centennial Square, Haddonfield, New Jersey  08033
                 (Name and address of agent for service)

Telephone number, including area code, of agent for service: 908-542-4555

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

                      CALCULATION OF REGISTRATION FEE
Title of                      Proposed         Proposed
Securities     Amount      maximum offering     maximum         Amount of
to be           to be         price per        aggregate      Registration
registered    registered (1)   share (2)      offering price        fee

Common Stock   44,000           $ 4.625        $  203,500
($.10 par      25,000             5.00            125,000
 value)        14,000             5.625            78,750
               15,000             6.50             97,500
               25,000             9.125           228,125
               37,000             7.125           263,625
               75,000             8.25            618,750
               37,000             8.375           309,875
               25,000            10.625           265,625
               38,000            10.75            408,500
              513,000            12.125 (3)     6,220,125
              -------            ======         ---------
              848,000                          $8,819,375      $ 3,041.16
              =======                           =========        ========

(1) Pursuant to Rule 416(a), this registration statement includes such indeterminate shares as may become subject to options under the 1984 and 1994 Stock Option Plans as a result of the adjustment provisions therein.

(2) Estimated pursuant to Rule 457 solely for the purpose of determining the registration fee. The price is based upon the exercise price of the outstanding but unexercised options.

(3) Estimated pursuant to Rule 457 solely for the purpose of determining the registration fee. The price is based upon the closing price per share reported on The American Stock Exchange on September 23, 1996.

                             PART I


     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual
         Information*

*     Information  required  by Part I to  be  contained  in  the
Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                            PART II


     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

                United Mobile Homes, Inc. (the "Registrant") hereby incorporates by reference in this registration statement the following documents:

               (a) The Registrant's most recent annual report on Form 10-K for the year ended December 31, 1995 filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                (b)   All other reports filed pursuant to Section
          13(a) or 15(d) of the Exchange Act, including reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996.

                (c)   The description of the Registrant's Shares,
          $.10  par value, which is contained in the Registration
          Statement No. 2-92896-NY as filed with the Securities and Exchange Commission on December 13, 1984.

                All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.   DESCRIPTION OF SECURITIES

                 The  class  of  securities  to  be  offered   is
          registered under Section 12 of the Exchange Act.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Inapplicable.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

               Paragraph Tenth of the Registrant's Certificate of
          Incorporation and Amendments thereto states:

                         "A Director's liability shall be limited
               to breaches of his duty based upon an act or omission (a) in breach of the Director's duty of loyalty to the corporation or its shareholders,
               (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. A Director shall not be personally liable for negligence. The Board of Directors is authorized to adopt By-laws indemnifying Directors and other personnel to the fullest extent provided by law."

                Article VI Section 6 of the Registrant's By-laws and Amendments thereto states:

                          "Every  officer, director  or
               employee of United Mobile Homes, Inc. or
               its  wholly-owned subsidiaries shall  be
               indemnified    against   expenses    and
               liabilities  in  connection  with   said
               persons'  efforts  on behalf  of  United
               Mobile  Homes, Inc. or its  wholly-owned
               subsidiaries,  and a  condition  of  the
               directorship, employment  or  agency  of
               its  officers and agents, is  that  said
               persons    be   granted   the    fullest
               protection and indemnification available
               under N.J.S.A. 14A:305.  The purpose  of
               this    resolution   is    to    require
               indemnification  where   United   Mobile
               Homes,  Inc.  has  the  power  to  grant
               indemnification  where authorized  in  a
               specific case, upon a determination that
               indemnification  is  proper  under   the
               circumstances in accordance with the provision of N.J.S.A. 14A:305."

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

               Inapplicable.

Item 8.   EXHIBITS

                The following are the Exhibits included
          in this Registration Statement:

4.1 United Mobile Homes, Inc.'s 1984 Stock Option Plan as approved by the Shareholders on June 26, 1984.

4.2 United Mobile Homes, Inc.'s 1994 Stock Option Plan as approved by the Shareholders on May 26, 1994 is incorporated herein by reference to the Registrant's Definitive Proxy Statement dated April 25, 1994 filed with the Securities and Exchange Commission on April 27, 1994.

5         Opinion of Archer & Greiner, P.C. regarding legality.

23.1      Consent of Archer & Greiner, P.C. (included in Exhibit
          5).

23.2      Consent of KPMG Peat Marwick LLP.

24        Power of Attorney

Item 9.   UNDERTAKINGS

               (a)  RULE 415 OFFERING

                         The Registrant hereby undertakes:

                         (1)  To file, during any period in which
               offers or sales are being made, a post-effective amendment to this registration statement:

                                   (i)  To include any prospectus
                    required   by   Section   10(a)(3)   of   the
                    Securities Act of 1933;

                                     (ii)   To  reflect  in   the
                    prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                                   (iii)  To include any material
                    information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                PROVIDED, HOWEVER, that paragraphs (a)(1)(i)  and
          (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
          Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b)  FILING INCORPORATING SUBSEQUENT EXCHANGE ACT
               DOCUMENTS BY REFERENCE

               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (h)  REQUEST FOR ACCELERATION OF EFFECTIVE DATE OR
                    FILING OF REGISTRATION STATEMENT ON FORM S-8

               Insofar as indemnification for liabilities arising
under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Eatontown, State of New Jersey on September 26, 1996.

                              UNITED MOBILE HOMES, INC.


                              By:/s/ Eugene W. Landy
                                 EUGENE W. LANDY
                                 Chairman of the Board and Director

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 26, 1996.


Signature                          Title


/s/ Eugene W. Landy           Chairman of the Board and Director
Eugene W. Landy

/s/ Samuel A. Landy           President and Director
Samuel A. Landy               (Principal Executive Officer)

/s/ Anna T. Chew              Vice President, Chief Financial
Anna T. Chew                  Officer and Director
                              (Principal Financial Officer)

/s/ Ernest V. Bencivenga      Secretary/Treasurer and Director
Ernest V. Bencivenga

/s/ Robert G. Sampson         Director
Robert G. Sampson

/s/ Charles P. Kaempffer      Director
Charles P. Kaempffer

/s/ Richard Molke             Director
Richard Molke

/s/ Robert J. Anderson        Director
Robert J. Anderson

/s/ Eugene Rothenberg         Director
Eugene Rothenberg

                         EXHIBIT INDEX


4.1 United Mobile Homes, Inc.'s 1984 Stock Option Plan as approved by the Shareholders on June 26, 1984.

4.2 United Mobile Homes, Inc.'s 1994 Stock Option Plan as approved by the Shareholders on May 26, 1994 is incorporated herein by reference to the Registrant's Definitive Proxy Statement dated April 25, 1994 filed with the Securities and Exchange Commission on April 27, 1994.

5         Opinion of Archer & Greiner, P.C. regarding legality.

23.1      Consent of Archer & Greiner, P.C. (included in Exhibit
          5).

23.2      Consent of KPMG Peat Marwick LLP.

24        Power of Attorney

                                             EXHIBIT 4.1
                   UNITED MOBILE HOMES, INC.

                     1984 STOCK OPTION PLAN


           1. Purpose. The purpose of the Stock Option Plan (hereinafter called the "Plan"), is to promote the interests of United Mobile Homes, Inc. (hereinafter called the "Company"), by affording an incentive to certain officers and key management employees to remain in the employ of the Company and to use their best efforts in its behalf; and further to aid the Company in attracting, maintaining, and developing capable management personnel of a caliber required to insure the Company's continued success, by means of an offer to such persons of an opportunity to acquire or increase their proprietary interest in the Company through the granting of options to purchase the Company's stock pursuant to the terms of this Plan.

           2. Shares Subject to Plan. (a) The shares to be delivered upon exercise of options granted under the Plan shall be made available, at the discretion of the Board of Directors of the Company (the "Board"), from the authorized unissued shares of the Company's Common Stock or from shares reacquired by the Company, including shares purchased in the open market.

          (b) Subject to adjustments made pursuant to provisions of Section 10 hereof, the aggregate number of shares which may be issued upon exercise of all options which may be granted under the Plan shall not exceed 60,000 shares of the $1.00 par value Common Stock of the company (306,000 shares $.10 par value on 5.1 to 1 stock split).

           (c) In the event that any option granted under this Plan expires or terminates for any reason whatsoever without having been exercised in full, the shares become available for other options to the same employee or other employees without decreasing the aggregate number of shares which may be granted under the Plan; or shall be available for any lawful corporate purpose.

          (d) More than one option may be granted to an optionee pursuant to this Plan. However, not more than thirty percent (30%) of the number of shares which can be issued under this Plan in accordance with Section 2(b) hereof may be purchased by one employee upon exercise of all options granted under the Plan to such employee.

          3. Option Agreements. (a) Each option under the Plan shall be evidenced by an option agreement, which shall be signed by an officer of the Company and by the employee and which shall contain such provisions as may be approved by the Committee (as defined in Section 4 hereof).

           (b) The option agreements shall constitute binding contracts between the Company and the optionee and every optionee, upon acceptance of such option agreement, shall be bound by the terms and restrictions of this Plan and of the option agreement.

           (c) The terms of the option agreement shall be in accordance with this Plan, but may include additional provisions and restrictions, provided that the same are not inconsistent with the Plan.

           4. Administration. The Board shall appoint an option committee (hereinafter called the "Committee"), to administer the Plan, which Committee shall consist of not less than three nor more than five members of the Board, to serve at the pleasure of the Board. No individual who has been granted options under this Plan shall become a member of the Committee while said options are still in existence. No member of the Committee shall be eligible for any grant of options. The Committee shall have full power and authority to construe, interpret, and administer the Plan and may from time to time adopt such rules and regulations for carrying out this Plan as it may deem proper and in the best interests of the Company. Subject to the terms, provisions, and conditions of the Plan, the Committee shall have exclusive jurisdiction (i) to select the key employees to whom options shall be granted, (ii) to determine the number of shares subject to each option, (iii) to determine the time or times when options will be granted, (iv) to determine the option price of the shares subject to each option, (v) to determine the time when each option may be exercised, (vi) to fix such other provisions of the option agreement as the Committee may deem necessary or desirable consistent with the terms of this Plan, and (vii) to determine all other questions relating to the administration of the Plan. The interpretation of any provisions of this Plan by the Committee shall be final, conclusive, and binding upon all persons and the Board shall place into effect the determinations of the Committee.

           5. Eligibility. Key employees of the Company and any of its subsidiaries including officers and directors who are employees shall be eligible to receive options. The fact that an employee has been granted an option under this Plan shall not in any way affect or qualify the right of the employer to terminate his employment at any time. Nothing contained in this Plan shall be construed to limit the right of the Company to grant options otherwise than under the Plan for any proper and lawful corporate purpose, including but not limited to options granted to key employees. Key employees to whom options may be granted under the Plan will be those selected by the Committee from time to time who, in the sole discretion of the Committee, have contributed in the past or who may be expected to contribute materially in the future to the successful performance of the Company.

           6. Option Price. The price at which shares of stock may be purchased under an option granted pursuant to this Plan shall be determined by the Committee but shall not be less than 100% of fair market value of such shares on the date that the option is granted, such fair market value to be determined by, and in accordance with procedures to be established by, the Committee. The option price will be subject to adjustments in accordance with provisions of Section 10 hereof.

            7. Exercise of Options. (a) Subject to the provisions of the Plan with respect to termination of employment under Section 9 hereof, the period during which each option may be exercised shall be fixed by the Committee at the time such option is granted, but such period shall expire not later than five (5) years from the date the option is granted. In addition, each option must be exercised within five (5) years of its date of grant.

           (b) Each option granted under the Plan may be exercised only after one (1) year of continued employment by the Company or one of its subsidiaries immediately following the date the option is granted and, except as provided in Section 9 hereof, only during the continuance of the optionee's employment with the Company or one of its subsidiaries. Subject to the foregoing limitations and the terms and conditions of the option agreement, each option shall be exercisable in whole or in part in installments at such time or times as the Committee may prescribe and specify in the applicable option agreement.

           (c) No shares shall be delivered pursuant to any exercise of an option until the requirement of such laws and regulations as may be deemed by the Committee to be applicable to them are satisfied and until payment in full in cash of the option price for them is received by the Company. No optionee, or the legal representative, legatee, or distributee of an optionee, shall be deemed to be a holder of any shares subject to any option unless and until the certificate or certificates for them have been issued.

           8. Transferability of Options. An option granted under the Plan may not be transferred except by will or the laws of descent or distribution, and during the lifetime of the employee to whom granted, may be exercised only by such employee.

           9. Termination of Employment. In the event that employment of an optionee by the Company or any subsidiary is terminated for any reason other than death, an option shall be exercisable by the optionee at any time prior to the expiration date of the option or within three months after the date of such termination, whichever is earlier, but only to the extent the optionee had the right to exercise such option at date of such termination. In the event of death of an optionee while in the employ of the Company (or within three (3) months after termination of employment by reasons of retirement with the consent of the Company), his option shall be exercisable by the person or persons to whom such optionee's rights pass by will or by the laws of descent and distribution at any time prior to the expiration date of the option or within three (3) months after the date of such death, whichever is earlier, but only to the extent the optionee had the right to exercise such option on the date of his death.

          10. Capital Adjustments Affecting Stock. In the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of stock subject to this Plan and the number of shares under option shall be adjusted consistent with such capital adjustment. The price of any share under option shall be adjusted so that there will be no change in the aggregate purchase price payable under exercise of any such option. The granting of an option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassification, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

          11. Amendments, Suspension, or Termination. The Board shall have the right, at any time, to amend, suspend or terminate the Plan in any respect which it may deem to be in the best interests of the Company, provided, however, no amendments shall be made in the Plan which:

                     (a)  Increase the total number of shares for
          which options may be granted under this Plan for all key employees or for any one of them except as provided in Section 10 hereof;

                     (b)   Change the minimum purchase price  for
          the  optioned shares, except as provided in Section  10
          hereof;

                      (c)   Affect  outstanding  options  or  any
          unexercised  rights thereunder, except as  provided  in
          Section 7 hereof;

                     (d)   Extend  the option period provided  in
          Section 7 hereof or make an option exercisable earlier than as specified in Section 7 hereof; and

                    (e)  Extend the termination date of the Plan.

          12. Effective Date, Term and Approval. Subject to the approval of the stockholders of the Company at the Annual Meeting in 1984, the Plan shall take effect on January 1, 1984. This Plan will terminate on March 31, 1994 and no options may be granted under the Plan after that date, unless an earlier termination date after which no options may be granted under the Plan is fixed by action of the Board, but any option granted prior thereto may be exercised in accordance with its terms. The Plan and all options granted pursuant to it are subject to all laws, approvals, requirements and regulations of any governmental authority which may be applicable thereto and, notwithstanding any provisions of the Plan or option agreement, the holder of an option shall not be entitled to exercise his option nor shall the Company be obligated to issue any shares to the holder if such exercise or issuance shall constitute a violation by the holder or the Company of any provisions of any such approval requirements, law or regulation.

          13. Miscellaneous. The Committee, in fixing the terms of the options granted, may, but shall not be required to, conform the options so that they may qualify as incentive options under the Internal Revenue Code Amendments of 1981 or such future Internal Revenue Code provisions as may provide more favorable tax treatment than unqualified options.

                                             EXHIBIT 5






                      September 30, 1996


United Mobile Homes, Inc.
125 Wyckoff Road
Eatontown, NJ  07724

Dear Sirs:

      We have examined the corporate records and proceedings of United Mobile Homes, Inc., a New Jersey corporation, with respet to the legal sufficiency of all corporate proceedings of such corporation taken in connection with the creation, form and validity and full payment and non-assessability when issued of the 848,000 shares of common stock, par value $0.10 per share, covered by the Registration Statement on Form S-8, dated September 30, 1996, in connection with which Registration Statement this opinion is rendered.

     Based upon such examination, we are of the opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, and the shares shall have been issued and sold upon the terms and conditions set forth in the Registration Statement, such shares will be validly authorized and legally issued, fully paid, and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                         Sincerely,


                         /s/ Archer & Greiner

                         ARCHER & GREINER
                         A Professional Corporation

                                        EXHIBIT 23.2








                INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
United Mobile Homes, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of United Mobile Homes, Inc. dated September 26, 1996, pertaining to United Mobile Homes, Inc. 1984 Stock Option Plan and United Mobile Homes, Inc. 1994 Stock Option Plan, of our report dated March 6, 1996, relating to the consolidated balance sheets of United Mobile Homes, Inc. as of December 31, 1995 and 1994 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of United Mobile Homes, Inc.




                              /s/ KPMG Peat Marwick LLP

                              KPMG Peat Marwick LLP



Short Hills, New Jersey
September 26, 1996

                           EXHIBIT 24

                       POWER OF ATTORNEY


     Each person executing this Power of Attorney hereby appoints Eugene W. Landy and Anna T. Chew, or either of them, as his attorney-in-fact to execute and to file such amendments to this Form S-8 Registration Statement as such attorneys-in-fact, or either of them, may deem appropriate or withdraw from the registration process this Registration Statement.

                              UNITED MOBILE HOMES, INC.


                              By:/s/ Eugene W. Landy
                                 EUGENE W. LANDY
                                 Chairman of the Board and Director


      This Power of Attorney has been signed by the following persons in the capacities indicated on September 26, 1996.

Signature                     Title

/s/ Eugene W. Landy           Chairman of Board and Director
Eugene W. Landy

/s/ Samuel A. Landy           President and Director
Samuel A. Landy               (Principal Executive Officer)

/s/ Anna T. Chew              Vice President, Chief Financial
Anna T. Chew                  Officer and Director
                              (Principal Financial Officer)

/s/ Ernest V. Bencivenga      Secretary/Treasurer and Director
Ernest V. Bencivenga

/s/ Robert G. Sampson         Director
Robert G. Sampson

/s/ Charles P. Kaempffer      Director
Charles P. Kaempffer

/s/ Richard Molke             Director
Richard Molke

/s/ Robert J. Anderson        Director
Robert J. Anderson

/s/ Eugene Rothenberg         Director
Eugene Rothenberg

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